Exhibit 99.1

Bain Capital Specialty Finance Appoints Two New Board Directors

Amy Butte and Clare Richer Join as Independent Directors

BOSTON — July 19, 2019 — Bain Capital Specialty Finance, Inc. (“BCSF” or the “Company”) (NYSE:BCSF) today announced the appointment of Amy Butte and Clare Richer to its Board of Directors.  These appointments are effective August 1, 2019, and expand the Company’s Board to seven directors, five of whom are independent.

Butte and Richer will join the Board’s other independent directors — David Fubini, Tom Hough, and Jay Margolis — on the Audit, Compensation, and Nominating and Corporate Governance Committees.

“Increasing the number of independent directors and augmenting the public company oversight experience on our Board has been a key objective since our IPO,” said Michael Ewald, President & CEO of BCSF.  “We are excited to welcome Amy and Clare, two distinguished financial services professionals who bring a wealth of experience to the Board. We are confident they will provide valuable insight and effective stewardship.”

Butte currently serves as an Independent Director for BNP Paribas USA, a Board Member of Tuscan Holdings Corp. and a Board Member for DigitalOcean. She is an Advisor to the Long Term Stock Exchange and Carbon38. She was previously Chief Financial Officer of two leading financial services organizations, The New York Stock Exchange and Man Financial, and served as Division Chief Financial Officer of Credit Suisse First Boston’s Financial Services group.  Butte founded Tile Financial Inc., and has previously held board positions at Fidelity Investments Strategic Advisers Funds, Man Financial, and Accion International.  She helped spearhead the spinout of Man Financial from Man Group and lead the transition of NYSE to a public company.  Earlier in her career, Butte was an Equity Research Analyst at Bear Stearns and Merrill Lynch.  She received her MBA from Harvard University, earned her BA from Yale University, and is a member of the Economic Club of New York and WomenCorporateDirectors.

Richer also serves on the Board of Directors at State Street Global Advisors SPDR ETF Mutual Funds.  She was previously Chief Financial Officer at Putnam Investments where she oversaw Finance, Technology, and Trustee Relations.  Prior to Putnam, Richer held finance, operations, and P&L leadership roles of increasing responsibility during her 25-year tenure at Fidelity Investments, culminating in her appointment as Chief Financial Officer and member of the Management Committee. Earlier in her career, she was a Senior Auditor for Arthur Andersen & Company.  Richer received her BBA from the University of Notre Dame, where she is a Trustee and serves on the Compensation, Investment, Finance, and Audit Committees.  She is a member of the National Association of Corporate Directors.

Second Quarter Financial Results

As previously announced, BCSF will release its second quarter 2019 financial results after the market closes on Wednesday, August 7, 2019 and will host a conference call Thursday, August 8, 2019 at 9:00 am ET to discuss the results. Interested parties may access the conference call live over the phone by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and requesting the “Bain Capital Specialty Finance, Inc. Second Quarter 2019 Earnings Conference Call”. Participants are asked to dial in a few minutes prior to the call to register for the event. The conference call will also be webcast live through the BCSF website at https://www.baincapitalbdc.com.

An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on August 15, 2019 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13692082, or by accessing the BCSF website.

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle-market companies. BCSF is managed by BCSF Advisors, L.P., an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, L.P. Since commencing investment operations on October 13, 2016, and through March 31, 2019, BCSF has invested approximately $2,463.5 million in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

Certain information contained herein may constitute “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “seek,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue,” “target,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Due to various risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. These statements are not guarantees of future events and are subject to risks, uncertainties, and other factors, some of which are beyond BCSF’s control and are difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in BCSF’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which BCSF makes them. BCSF does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Investor Contact:

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com